Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Papa John’s International, Inc. Nonqualified Deferred Compensation Plan, of our reports dated February 21, 2017, with respect to the consolidated financial statements and schedule of Papa John’s International, Inc. and the effectiveness of internal control over financial reporting of Papa John’s International, Inc. included in its Annual Report (Form 10-K) for the year ended December 25, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

October 30, 2017